Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A COMMON STOCK EQUIVALENT CONVERTIBLE PREFERRED STOCK

OF

THE ONCOLOGY INSTITUTE, INC.

The Oncology Institute, Inc. (the “Company”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

The Board of Directors of the Company duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, a resolution setting forth an amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series A Common Stock Equivalent Convertible Preferred Stock. The stockholders of the Company duly approved said proposed amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:       That the Certificate of Designation of Preferences, Rights and Limitations of Series A Common Stock Equivalent Convertible Preferred Stock of the Company (the “Certificate of Designation”) be amended as follows:

1.	That Section 2(a) of the Certificate of Designation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“The series of preferred stock designated by this Certificate of Designation shall be designated as the Company’s Series A Common Stock Equivalent Convertible Preferred Stock (the “Series A Common Equivalent Preferred Stock”), and the number of shares so designated shall be 213,000 (which shall not be subject to increase (whether by amendment, merger, consolidated or otherwise) without the written consent of the Requisite Holder Majority and shall be designated from the 1,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation. Each share of Series A Common Equivalent Preferred Stock shall have a par value of $0.0001 per share.”

* * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Common Stock Equivalent Convertible Preferred Stock to be executed by a duly authorized officer of this Company on this 24th day of March, 2025.

THE ONCOLOGY INSTITUTE, INC.

By:	/s/ Daniel Virnich
Name: Daniel Virnich
Title: Chief Executive Officer